News Release	News Release

Magnum Hunter Resources Announces Execution of a Definitive
Agreement to Sell Remaining Canadian Assets for $75 Million (Canadian)

HOUSTON, Texas - (Marketwire) - April 22, 2014 - Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today that the Company has executed a definitive agreement with a Canadian private company to sell 100% of its ownership interest in the Company’s Canadian subsidiary, whose assets consist primarily of oil and gas properties located in the Tableland Field in Saskatchewan, Canada, for a purchase price of $75 million (Canadian - or approximately $67.5 million (US) at the current exchange rate), subject to customary purchase price adjustments with an effective date of March 1, 2014. The transaction is expected to close on or about May 12, 2014. The closing is subject to the satisfaction of customary closing conditions. As announced earlier, Magnum Hunter previously sold primarily all its Alberta, Canada oil and gas properties in April 2014. The Company’s sale of its Canadian subsidiary will complete Magnum Hunter’s goal of exiting and divesting all of the Company’s Canadian assets.

The assets sold include 52,520 gross (49,470 net) acres located in Saskatchewan, Canada with 84 gross producing wells and approximately 630 Boe per day of current net production. The Company intends to use the net proceeds from this sale to pay down outstanding borrowings under its Senior Revolving Credit Facility and for general corporate purposes.

The closing of the sale of the Company’s remaining Canadian properties will represent a further step by the Company in its strategy to identify and monetize non-core assets, and reallocate its resources primarily to its existing (and anticipated future additional) properties and operations (including its midstream operations) in the Marcellus Shale and Utica Shale in West Virginia and Ohio, which the Company believes offer the opportunity for more attractive returns on invested capital. The Company continues to evaluate its existing asset base and believes that a focus on core assets, such as its Marcellus Shale and Utica Shale properties, is essential for the success of its future business plans which should provide for exceptional production and reserve growth. Today’s announcement is seen as an additional step in helping ensure that the Company’s asset mix will provide the Company with the best possibilities for future value creation.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•
annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•	the most recent version of the Company’s Investor Presentation slide deck;

•
announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•	press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•	corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and  in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:
Cham King
AVP, Investor Relations
ir@magnumhunterresources.com
832-203-4560